As Filed with the Securities and Exchange Commission on June 24, 2014

Registration No. 333-196117

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3 TO

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

GARNERO GROUP ACQUISITION COMPANY

(Exact name of registrant as specified in its constitutional documents)

Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Av Brig. Faria Lima
1485-19 Andar
Brasilinvest Plaza CEP 01452-002
Sao Paulo
Brazil
(55) 1130947970

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mario Garnero, Chief Executive Officer
Garnero Group Acquisition Company
Av Brig. Faria Lima
1485-19 Andar
Brasilinvest Plaza CEP 01452-002
Sao Paulo
Brazil
(55) 1130947970

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Alan Miller, Esq. Jeffrey M. Gallant, Esq. Graubard Miller The Chrysler Building 405 Lexington Avenue New York, New York 10174 (212) 818-8800 (212) 818-8881 — Facsimile	Robert J. Mittman, Esq. Brad L. Shiffman, Esq. Blank Rome LLP The Chrysler Building 405 Lexington Avenue New York, New York 10174 (212) 885-5000 (212) 885-5001 — Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Security being registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one Ordinary Share, $.0001 par value, one Right and one Warrant(2)	$143,750,000	$18,515
Ordinary Shares included as part of the Units(2)	—	—
Rights included as part of the Units	—	—
Warrants included as part of the Units(2)	—	—
Shares underlying Rights included as part of Units	—	—
Representative’s Unit Purchase Option	$100	—
Units underlying the Representative’s Unit Purchase Option (“Representative’s Units”)	$12,500,000	$1,610
Ordinary Shares included as part of the Representative’s Units	—	—
Rights included as part of a Representative’s Units	—	—
Warrants included as part of the Representative’s Units	—	—
Shares underlying Rights included as part of Representative’s Units	—	—
Total	$156,250,100	$20,125.00	(3)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2)	Includes Units and Ordinary Shares, Warrants and Rights underlying such Units which may be issued on exercise of a 45-day option granted to the Underwriters to cover over-allotments, if any.

(3)	The filing fee has previously been paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This amendment is being filed solely to include Exhibit 5.1 to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

Initial Trustees’ fee	$1,000	(1)
SEC Registration Fee	20,125
FINRA filing fee	24,000
Accounting fees and expenses	30,000
Nasdaq listing fees	75,000
Printing and engraving expenses	45,000
Directors & Officers liability insurance premiums	70,000	(2)
Legal fees and expenses	270,000
Miscellaneous	9,875	(3)
Total	$545,000

(1)	In addition to the initial acceptance fee that is charged by Continental Stock Transfer & Trust Company, as trustee, the registrant will be required to pay to Continental Stock Transfer & Trust Company $16,100 for acting as trustee, as transfer agent of the registrant’s ordinary shares, as warrant agent for the registrant’s warrants and as escrow agent.

(2)	This amount represents the approximate amount of director and officer liability insurance premiums the registrant anticipates paying following the consummation of its initial public offering and until it consummates a business combination.

(3)	This amount represents additional expenses that may be incurred by the Company in connection with the offering over and above those specifically listed above, including distribution and mailing costs.

Item 14. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

(a)	During the past three years, we sold the following ordinary shares without registration under the Securities Act:

In February 2014, the Company issued an aggregate of 3,593,750 ordinary shares to Mario Garnero for an aggregate purchase price of $25,000, or approximately $0.01 per share, in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act.

In addition, an affiliate of Mario Garnero, the Company’s Chief Executive officer, and EarlyBirdCapital, Inc. have committed to purchase an aggregate of 563,750 private units from the Company on a private placement basis simultaneously with the consummation of this offering. Such affiliate and EarlyBirdCapital, Inc. have also agreed that if the over-allotment option is exercised by the underwriters in full or in part, they will purchase from the Company at a price of $10.00 per unit up to an additional 70,313 private units. These issuances will be made pursuant to the exemption from registration contained in Section 4(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

(a)	The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
1.1	Form of Underwriting Agreement.*
1.2	Business Combination Marketing Agreement.*
3.1	Amended and Restated Memorandum and Articles of Association.*
4.1	Specimen Unit Certificate.*
4.2	Specimen Ordinary Share Certificate.*
4.3	Specimen Right Certificate.*
4.4	Specimen Warrant Certificate.*
4.5	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.*
4.6	Form of Unit Purchase Option between the Registrant and EarlyBirdCapital, Inc.*
4.7	Form of Rights Agreement.*
5.1	Form of Opinion of Maples and Calder.
5.2	Opinion of Graubard Miller.*
10.1	Form of Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and the Company’s officers, directors and shareholders.*
10.2	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.*
10.3	Form of Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Initial Shareholders.*
10.4	Form of Letter Agreement between Brasilinvest Group and Registrant regarding administrative support.*
10.5	Form of Promissory Note issued to Brasilinvest International LLC.*
10.6	Form of Registration Rights Agreement among the Registrant and the Initial Shareholders.*
10.7	Subscription Agreement among the Registrant, Graubard Miller and affiliate of Mario Garnero.*
10.8	Subscription Agreement among the Registrant, Graubard Miller and EarlyBirdCapital, Inc.*
14	Form of Code of Ethics.*
23.1	Consent of Marcum LLP.*
23.2	Consent of Maples and Calder (included in Exhibit 5.1).
23.3	Consent of Graubard Miller (included in Exhibit 5.2).*
24	Power of Attorney (included on signature page of this Registration Statement).
99.1	Form of Audit Committee Charter.*
99.2	Form of Nominating Committee Charter.*

*	Previously filed.

Item 17. Undertakings.

(a)   The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That for the purpose of determining any liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)  The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)  The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 24 th day of June, 2014.

GARNERO GROUP ACQUISITION COMPANY

By:	/s/ Mario Garnero
Name:	Mario Garnero
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mario Garnero and Javier Martin Riva his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Mario Garnero Mario Garnero	Chairman of the Board and Chief Executive Officer (Principal executive officer)	June 24, 2014

/s/ Javier Martin Riva Javier Martin Riva	Chief Financial Officer (Principal financial and accounting officer) and Director	June 24, 2014

* John Tonelli	Director	June 24, 2014

* Amir Adnani	Director	June 24, 2014

* Nelson Narciso Filho	Director	June 24, 2014

*	By Javier Martin Riva, Power of Attorney